Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports Second Quarter 2011 Results

OMAHA, NE, July 20, 2011 – West Corporation, a leading provider of technology-driven voice and data solutions, today announced its second quarter 2011 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended June 30,					Six Months Ended June 30,
	2011		2010		Percent Change	2011		2010		Percent Change
Revenue		$622.8		$596.5	4.4%		$1,233.6		$1,196.4	3.1%
Adjusted EBITDA[1]		$170.1		$164.1	3.6%		$338.1		$330.9	2.2%
Adjusted EBITDA Margin		27.3%		27.5%			27.4%		27.7%
Cash Flows from Operations		$44.7		$71.7	-37.7%		$148.4		$187.2	-20.7%
Cash Flows used in Investing	-$	149.4	-$	40.7	NM	-$	238.2	-$	74.5	NM
Cash Flows from (used in) Financing		$70.5	-$	19.3	NM		$53.0	-$	100.3	NM
Net Income		$34.4		$36.3	-5.3%		$69.0		$72.3	-4.6%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the second quarter of 2011, revenue was $622.8 million compared to $596.5 million for the same quarter last year, an increase of 4.4 percent. Revenue from acquired entities2 was $17.8 million during the second quarter of 2011. The Unified Communications segment had revenue of $347.0 million in the second quarter of 2011, an increase of 12.3 percent over the same quarter last year. The Communication Services segment had revenue of $278.3 million in the second quarter of 2011, 3.7 percent lower than the second quarter of 2010. The Company’s automated services businesses3 had revenue of $447.2 million in the second quarter of 2011, an increase of 9.9 percent over the previous year.

Adjusted EBITDA for the second quarter of 2011 was $170.1 million, or 27.3 percent of revenue, compared to $164.1 million, or 27.5 percent of revenue, for the second quarter of 2010. A reconciliation of Adjusted EBITDA to cash flows from operating activities is presented below.

Cash flows from operations was $44.7 million for the second quarter of 2011, $27.0 million lower than the same quarter last year. This decrease is largely due to changes in working capital, primarily related to the timing of the Company’s biweekly payroll funding.

Balance Sheet and Liquidity

At June 30, 2011, West Corporation had cash and cash equivalents totaling $67.8 million and working capital of $219.0 million. Interest expense was $68.5 million during the three months ended June 30, 2011 compared to $59.9 million during the comparable period last year.

During the second quarter of 2011, the Company invested $24.2 million in capital expenditures primarily for software and computer equipment.

Acquisitions

In the second quarter, the Company finalized the previously announced acquisitions of Smoothstone IP Communications, a leading provider of cloud-based communications for the enterprise, and Contact One, a leader in integrated 9-1-1 geographic information systems (GIS) data management solutions for public safety. The total expenditures for these acquisitions, net of cash acquired, was $128.3 million.

Earlier this year, the Company stated that it expected its leverage ratio to be between 4.75x and 4.85x at the end of 2011. As a result of the acquisitions completed this year, assuming no additional acquisitions, the Company now expects its leverage ratio to be between 4.95x and 5.05x at the end of 2011.

[2]

Net revenue from entities acquired includes the acquisitions of Twenty First Century Communications, PostCTI, Unisfair and Smoothstone in the Unified Communications segment and the acquisitions of Holly Connects, TuVox, Specialty Pharmacy Network and Contact One in the Communications Services segment.

[3]	Automated services includes Unified Communications, Intrado and West Interactive.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, July 21, 2011 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the Company’s website.

About West Corporation

West Corporation is a leading provider of technology-driven voice and data solutions. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; the cost of defending West against intellectual property infringement claims; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; increases in the cost of voice and data services or significant interruptions in these services; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
Revenue	$622,820	$596,549	4.4%	$1,233,638	$1,196,370	3.1%
Cost of services	276,220	263,433	4.9%	547,823	524,256	4.5%
Selling, general and administrative expenses	223,849	214,639	4.3%	444,257	436,392	1.8%

Operating income	122,751	118,477	3.6%	241,558	235,722	2.5%
Interest expense, net	68,418	59,882	14.3%	136,143	118,931	14.5%
Other expense (income), net	(1,120)	58	NM	(5,812)	185	NM

Income (loss) before tax	55,453	58,537	-5.3%	111,227	116,606	-4.6%
Income tax	21,075	22,244	-5.3%	42,269	44,310	-4.6%

Net income (loss)	$34,378	$36,293	-5.3%	$68,958	$72,296	-4.6%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$347,037	$309,053	12.3%	$678,159	$608,245	11.5%
Communication Services	278,332	288,985	-3.7%	560,409	590,814	-5.1%
Intersegment eliminations	(2,549)	(1,489)	-71.2%	(4,930)	(2,689)	-83.3%

Total	$622,820	$596,549	4.4%	$1,233,638	$1,196,370	3.1%

Depreciation & Amortization:
Unified Communications	$21,083	$22,343	-5.6%	$42,227	$46,309	-8.8%
Communication Services	20,560	20,401	0.8%	41,558	40,008	3.9%

Total	$41,643	$42,744	-2.6%	$83,785	$86,317	-2.9%

Operating Income:
Unified Communications	$96,470	$83,366	15.7%	$190,481	$160,848	18.4%
Communication Services	26,281	35,111	-25.1%	51,077	74,874	-31.8%

Total	$122,751	$118,477	3.6%	$241,558	$235,722	2.5%

Operating Margin:
Unified Communications	27.8%	27.0%	3.0%	28.1%	26.4%	6.4%
Communication Services	9.4%	12.1%	-22.3%	9.1%	12.7%	-28.3%

Total	19.7%	19.9%	-1.0%	19.6%	19.7%	-0.5%

SELECTED OPERATING DATA ($M):
Cash flows from operations	44.7	71.7	-37.7%	148.4	187.2	-20.7%
Term loan facility	1,916.4	2,434.9	-21.3%
Revolving credit facilities	75.5	—
Senior and senior subordinated notes	1,600.0	1,100.0

Revenue from automated services ($M) (3)	447.2	407.0	9.9%	875.4	808.4	8.3%
Revenue from agent-based services ($M)	177.6	189.5	-6.3%	362.8	388.0	-6.5%

Condensed Balance Sheets

	Jun. 30 2011	Dec. 31, 2010	% Change
Current assets:
Cash and cash equivalents	$67,770	$97,793	-30.7%
Trust and restricted cash	10,894	15,122	-28.0%
Accounts receivable, net	419,425	366,419	14.5%
Deferred income taxes receivable	20,977	29,968	-30.0%
Prepaid assets	42,880	33,667	27.4%
Other current assets	39,845	34,058	17.0%

Total current assets	601,791	577,027	4.3%
Net property and equipment	335,633	341,366	-1.7%
Goodwill	1,780,285	1,629,396	9.3%
Other assets	517,293	457,461	13.1%

Total assets	$3,235,002	$3,005,250	7.6%

Current liabilities	$382,804	$363,562	5.3%
Long-term obligations	3,584,152	3,518,141	1.9%
Other liabilities	221,719	162,602	36.4%

Total liabilities	4,188,675	4,044,305	3.6%

Class L common stock	1,593,644	1,504,445	5.9%

Stockholders’ deficit	(2,547,317)	(2,543,500)	-0.2%

Total liabilities and stockholders’ deficit	$3,235,002	$3,005,250	7.6%

NM: Not Meaningful

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” Adjusted EBITDA is not a measure of financial performance or liquidity under generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of Adjusted EBITDA to cash flows from operations.

Amounts in thousands	Three Months Ended Jun. 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cash flow from operating activities	$44,722	$71,714	$148,425	$187,195
Income tax expense	21,075	22,244	42,269	44,310
Deferred income tax expense	(13,949)	(1,000)	(20,005)	(17,824)
Interest expense, net of amortization	68,536	59,952	136,360	119,075
Amortization of debt issuance costs	(3,349)	(3,999)	(6,693)	(8,009)
Other	714	2	1,323	(8)
Changes in operating assets and liabilities, net of business acquisitions	49,907	13,166	33,480	(1,013)
Site closures, settlements and other costs	748	702	1,664	2,921
Acquisition synergies and transaction costs	2,459	1,371	5,176	3,062
Non-cash foreign currency loss (gain)	(792)	(38)	(3,935)	1,194

Adjusted EBITDA	$170,071	$164,114	$338,064	$330,903

Amounts in thousands	Three Months Ended Jun. 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities	$44,722	$71,714	$148,425	$187,195
Cash flows used in investing activities	$(149,384)	$(40,682)	$(238,202)	$(74,463)
Cash flows from (used in) financing activities	$70,467	$(19,308)	$52,960	$(100,339)

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